As Filed with the Securities and Exchange Commission on June 30, 2008
Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

ORSUS XELENT TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1198142 (I.R.S. Employer Identification Number)

12th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People's Republic Of
China 100020
(Address of Principal Executive Offices and Zip Code)
____________________

Orsus Xelent Technologies, Inc.
2007 Omnibus Long-Term Incentive Plan
(Full Title of the Plan)
____________________

Liu Yu
12th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People’s Republic Of China 100020
86-10-85653777
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
____________________

Copies to

Robert Matlin, Esq.
Aaron Menzi, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
599 Lexington Avenue
New York, NY 10022
Telephone (212) 536-3900
Facsimile (212) 536-3901
____________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share, subject to outstanding stock options under the 2008 Omnibus Long-Term Incentive Plan	614,000	$2.66(2)	$1,633,240	$64.19

Common Stock, par value $0.001 per share, available for future grants under the 2008 Omnibus Long-Term Incentive Plan	3,886,000	$1.44(3)	$5,595,840	$219.92

Total	4,500,000		$7,229,080	$284.11

(1)
Pursuant to Rules 416(a) and (b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2007 Omnibus Long-Term Incentive Plan as set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, the maximum offering price per share with respect to shares being registered hereunder that have already been allocated to options granted under the 2007 Omnibus Long-Term Incentive Plan, the fee is calculated on the basis of the weighted average price at which such options may be exercised.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low prices of the Registrant’s common stock on June 25, 2008, as reported on the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this Registration Statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Orsus Xelent Technologies, Inc. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on April 1, 2008.

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Commission on May 15, 2008.

3.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 11, 2008, March 5, 2008, April 3, 2008, April 29, 2008 and May 15, 2008.

4.
The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on May 9, 2007, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees.

The Registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by the Registrant’s director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The Registrant has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future. Such indemnification agreements may require the Registrant, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description

4.1
Orsus Xelent Technologies, Inc. 2007 Omnibus Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s report on Form 8-K filed with the Commission on January 11, 2008.

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

23.1	Consent of Mazars CPA Limited

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on this 30th day of June, 2008.

ORSUS XELENT TECHNOLOGIES, INC.

By:	/s/ Wang Xin
Wang Xin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wang Xin as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wang Xin Wang Xin	Chief Executive Officer (Principal Executive Officer) and Director	June 30, 2008

/s/ Zhao Hongwei Zhao Hongwei	Chief Financial Officer (Principal Accounting Officer)	June 30, 2008

/s/ Liu Yu Liu Yu	Chairman of the Board of Directors	June 30, 2008

/s/ Naizhong Che Naizhong Che	Director	June 30, 2008

/s/ Peng Wang Peng Wang	Director	June 30, 2008

/s/ Zhixiang Zhang Zhixiang Zhang	Director	June 30, 2008

/s/ Gao Jian Gao Jian	Director	June 30, 2008

/s/ Howard S. Barth Howard S. Barth	Director	June 30, 2008

EXHIBIT INDEX

Exhibit Numbers	Description

4.1
Orsus Xelent Technologies, Inc. 2007 Omnibus Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s report on Form 8-K filed with the Commission on January 11, 2008

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

23.1	Consent of Mazars CPA Limited

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)